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NSP Media Representatives                          December 31, 1997
Minneapolis,  Minn. (612) 337-2167                 FOR IMMEDIATE RELEASE

Northern States Power And Black Mountain Gas Enter Into An Agreement And Plan Of Merger

MINNEAPOLIS -- Northern States Power Co. (NSP) today announced it has entered into an agreement and plan of merger with Black Mountain Gas Company, Cave Creek, Ariz. The agreement is dependent upon regulatory approval and Black Mountain shareholder approval. Financial terms are not being disclosed.

Black Mountain Gas Co., based in Arizona, is a natural gas and propane distribution company with natural gas operations in Cave Creek, Carefree, North Phoenix and North Scottsdale, and propane operations in the city of Page, Ariz. Black Mountain currently serves 6,500 customers, and projected 1997 year-end revenues of $6 million.

NSP distributes natural gas to more than 400,000 customers in Minnesota, Wisconsin, North Dakota and Michigan, in addition to providing electricity to about 1.4 million customers in the Upper Midwest.

"Black Mountain is a well run, financially healthy gas company located in a service territory right in the heart of a major growth area," says Cyndi Lesher, president, NSP Gas. "We are extremely pleased to bring Black Mountain Gas into the NSP family. Black Mountain's service territory provides significant long-term growth potential for NSP."

For more information, contact: NSP Media Representatives, (612) 337-2167.